Exhibit 99.2

EZCORP TO ACQUIRE CONTROLLING INTEREST IN CREDIAMIGO

AUSTIN, Texas (January 19, 2012) — EZCORP, Inc. (Nasdaq: EZPW), a leading provider of specialty consumer financial services, announced today that it has entered into a definitive agreement to acquire a 60% ownership interest in Prestaciones Finmart, S.A. de C.V., SOFOM, E.N.R. (“Crediamigo”), a specialty consumer finance company headquartered in Mexico City.

Crediamigo is one of the top three and fastest growing providers of payroll deduction loans in Mexico. The company enters into agreements with various employers that permit it to market non-collateralized loans to employees. Interest and principal payments are withheld by the employers through payroll deductions and paid over to Crediamigo. Crediamigo currently has 170 such agreements, mostly with Mexican governmental agencies and organizations, and has access to more than 3.5 million employees. Loan amounts range from MXP 2,000 to MXP 100,000 (approximately $150 to $7,500 USD) and average MXP 16,000 (approximately $1,200 USD), and loan terms range from one to four years and average 27 months. Crediamigo’s current loan portfolio totals approximately MXP 1.25 billion (approximately $92.6 million USD).

Paul Rothamel, EZCORP’s President and Chief Executive Officer, stated: “This significant investment furthers our strategic initiative to diversify our business. We have been looking for opportunities to grow in Latin America generally and to enter into new lines of business that complement our successful pawn operations in Mexico. This investment in Crediamigo accomplishes both of those objectives, representing a high-potential opportunity to expand our business in Mexico to include non-collateralized lending, which we believe is a growing and underserved segment of the consumer financial services market. There is undoubtedly some overlap between our customer base in Mexico and Crediamigo’s customer base, and we believe there are ample opportunities for cross-promotion and product enhancement, as well as other synergies.”

Mr. Rothamel continued: “Crediamigo has a well-respected board of directors and a strong management team. We have the right to appoint six of ten board members going forward, and we anticipate that we will be retaining the leadership and experience of a number of the current directors. In addition, we fully expect to keep the current management team in place, and we look forward to working with them to drive growth in the core business and to explore value-add synergistic opportunities with our existing businesses.”

Javier Creel Moreno, Crediamigo’s Presidente Ejecutivo, stated: “We are delighted to be entering into this significant partnership with EZCORP. Since Crediamigo was founded in 2003, we have built a substantial business and created a solid platform for growth. We have been looking for a partner to help us accelerate our growth and capitalize on significant market opportunities. We believe that EZCORP is an ideal partner because of its executive leadership and financial resources, its knowledge of the consumer financial services market in Mexico and its existing storefront presence in many of the markets we serve. We anticipate a long and mutually productive partnership.”

Under the terms of the definitive agreement, EZCORP will pay $38.7 million in cash to the existing stockholders of Crediamigo and will contribute an additional $12 million to the capital of the company alongside $8 million that will be contributed by certain of the minority shareholders. This additional capital will be used to repay existing indebtedness and provide working capital. EZCORP will be obligated to pay the existing stockholders additional amounts on each of the first and second anniversaries of the closing if certain financial performance targets are achieved during 2012 and 2013.

Closing of the transaction is subject to the receipt of certain third party consents and satisfaction of other customary conditions, and is expected to occur on or about January 31, 2012.

UBS Investment Bank acted as advisor to Crediamigo in this transaction.

About EZCORP

EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.

EZCORP operates more than 1,100 pawn, buy/sell and personal financial services stores in the U.S., Mexico and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 160 full-line stores offering pawnbroking, jewelry retailing, gold buying and financial services; and in Cash Converters International Limited (CCV.L and CCV.ASX), which franchises and operates a worldwide network of over 600 stores that provide personal financial services and sell pre-owned merchandise.

Special Note Regarding Forward-Looking Statements

This announcement contains certain forward-looking statements regarding the expected results of the proposed investment. These statements are based on EZCORP’s current expectations. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changes in the regulatory environment, changing market conditions in the overall economy and the industry and consumer demand for the products and services offered by EZCORP and its affiliates. For a discussion of these and other factors affecting EZCORP’s business and prospects, see EZCORP’s annual, quarterly and other reports filed with the Securities and Exchange Commission.

EZCORP Investor Relations

(512) 314-2220

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